UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2012
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GENERAL MOTORS COMPANY
(Exact Name of Registrant as Specified in its Charter)
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DELAWARE (State or other jurisdiction of incorporation)	001-34960 (Commission File Number)	27-0756180 (I.R.S. Employer Identification No.)
300 Renaissance Center, Detroit, Michigan (Address of Principal Executive Offices)	48265-3000 (Zip Code)

(313) 556-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
Signature
Index to Exhibits
News Release Dated November 5, 2012

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

Item 9.01 Financial Statements and Exhibits

On November 5, 2012, General Motors Company (“GM”, “we”, “our”, or the “Company”), through a wholly-owned, direct subsidiary, General Motors Holdings LLC ("GMH"), entered into two new secured revolving credit facilities (together “Facilities”) containing aggregate borrowing capacity of $11.0 billion with JPMorgan Chase Bank, N.A., as the administrative agent, Citibank, N.A., as syndication agent, and a syndicate of 35 lenders. These new Facilities replace the existing five year, $5.0 billion secured revolving credit facility that we entered into in October 2010 (“Existing Facility”). The new Facilities consist of a three year, $5.5 billion facility and a five year, $5.5 billion facility. These Facilities provide additional liquidity, improved terms, reduced restrictions on restricted payments (as defined in the credit agreements) and increased financing flexibility including the ability to borrow in currencies other than U.S. Dollars.

The three year, $5.5 billion facility is available to GMH, General Motors Financial Company, Inc., our wholly-owned captive finance company (“GM Financial”) and certain other wholly-owned international subsidiaries. The facility includes various sub-limits including a GM Financial borrowing sub-limit of $4.0 billion, a multi-currency borrowing sub-limit of $3.5 billion, a Brazilian Real borrowing sub-limit of $0.5 billion, and a letter of credit sub-facility limit of $1.5 billion. We may borrow against this facility from time to time for strategic initiatives and for general corporate purposes. The five year, $5.5 billion facility is available to GMH, allows for borrowings in currencies other than U.S. Dollars and includes a letter of credit sub-limit of $0.5 billion. While we do not expect to draw on the five year facility, it provides additional liquidity, financing flexibility and is available for general corporate purposes. Availability under the Facilities is subject to borrowing base restrictions.

Subject to borrowing base requirements and certain other covenants, we can further upsize the Facilities, incur additional first lien borrowings and support other non-loan obligations on a pari passu basis.

The Company, GMH and certain of GMH's domestic subsidiaries have guaranteed the obligations under the Facilities. Obligations under the Facilities are secured by the same collateral that had secured the Existing Facility, consisting of a substantial portion of our domestic assets including accounts receivable, inventory, property, plant and equipment, intellectual property and trademarks, equity interests in certain of our direct domestic subsidiaries as well as up to 65% of the voting equity interests in certain of our direct foreign subsidiaries, in each case, subject to certain exceptions. The collateral securing the Facilities does not include, among other assets, cash, cash equivalents, and marketable securities as well as our investments in GM Financial, General Motors Korea Company and in our Chinese joint ventures. If GM receives an investment grade corporate rating from two or more of the following credit rating agencies: Fitch Ratings, Moody's Investor Service and Standard & Poor's, the Facilities will no longer be required to be secured by the collateral or be guaranteed (other than by the Company and GMH). Following the collateral release date, however, if GM fails to maintain investment grade ratings with at least two of the above listed ratings agencies, the subsidiary guarantees will be reinstated.

Interest rates on obligations under the Facilities are based on prevailing per annum interest rates for Eurodollar loans or an alternative base rate plus an applicable margin, in each case, based upon the credit rating assigned to the Facilities or our corporate rating depending on certain criteria.

The Facilities contain representations, warranties and covenants customary for Facilities of this nature, including negative covenants restricting incurring liens, consummating mergers or sales of assets and incurring secured indebtedness, and restricting the Company from making restricted payments, in each case, subject to exceptions and limitations. The Facilities contain minimum liquidity covenants, which require us to maintain at least $4.0 billion in consolidated global liquidity and at least $2.0 billion in consolidated U.S. liquidity.

The Facilities contemplate up-front fees, arrangement fees, and ongoing commitment and other fees customary for Facilities of this nature. These fees will be amortized into interest expense over the life of the Facilities.

Some of the lenders under the Facilities and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition the Company, through its subsidiaries, may enter into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description does not constitute a complete summary of the Facilities and is qualified by reference in its entirety to the full text of the Facilities which will be filed with a subsequent Form 8-K filed by the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS

Exhibit	Description	Method of Filing

Exhibit 99.1	News Release Dated November 5, 2012	Attached as Exhibit

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)
/s/ NICK S. CYPRUS
Date: November 5, 2012	By:	Nick S. Cyprus Vice President, Controller and Chief Accounting Officer